Exhibit 10.8

OPEN-TERM EMPLOYMENT CONTRACT
PRODUCTION MANAGER
Between the undersigned:
©	PHOTOWATT INTERNATIONAL SAS, whose registered office is at 33 rue Saint-Honoré, ZI Champfleuri, 38300 Bourgoin-Jallieu,

represented by its President Mr Silvano Ghirardi, duly empowered to represent it, on the one hand,
and
©	Mr Jean-Louis Dubien of French nationality, residing at: 1 impasse des Gentianes, 38300 Ruy Montceau, France on the other hand.
WHEREAS:
Mr Jean-Louis Dubien joined the Company on 13 November 1991, under an initial employment contract dated 5 November 1991.
He currently performs the duties of Production Manager of the Company. It is to be noted that as well as performing these salaried duties, Mr Jean-Louis Dubien acts as General Manager within the Company.
The parties have wished to rationalise Mr Jean-Louis Dubien’s contractual status by grouping together their reciprocal obligations within a sole document.

Consequently, this contract cancels and replaces the previous contracts and amendments entered into between the Company and Mr Jean-Louis Dubien, with the exception of the amendment dated 15 May 2001 concerning working hours.
His length of service within the Company is naturally maintained.
NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
ARTICLE 1: QUALIFICATION
Mr Jean-Louis Dubien performs the duties of
ë	PRODUCTION MANAGER
ë	Category: Senior Executive, Position III C,
under the open-term contracts regime, within the Company PHOTOWATT INTERNATIONAL SAS.
Mr Jean-Louis Dubien declares that he is free of any other professional commitment and undertakes to inform the Company immediately of any change that might occur in the situations indicated at the time of his hire (address, marital status, etc.).
In accordance with the Act of 6 January 1978, Mr Jean-Louis Dubien has the right to access and to correct the information contained in this document.
The relations between the parties to the present contract are governed by the collective bargaining agreement of the metallurgical industries, applicable within the Company.
ARTICLE 2: DUTIES
In his capacity as Production Manager, Mr Jean-Louis Dubien will, under the responsibility of the President of the Company, be in charge of the following, without this being a closed list:
—	the management and supervision of the production projects;

—	the achievement of the production targets fixed by the Company and the group;

—	the management of the production teams;

—	the coordination of projects in collaboration with the management of the Company and the group to which it belongs;

—	the supervision of purchases and procurements;

—	the coordination of the production studies and investments to be made;

—	the evaluation and control of plans and budgets;

—	the regular preparation of forecast and actual production statements;

—	product quality control;

—	the implementation of the means necessary to ensure the safety of the personnel working in production and the good working order of the equipment and tools;

—	the implementation of the means necessary to ensure the protection of the confidential data possessed by the Company and of its know-how;

—	the continual search for ways of optimising production.
Under his employment contract as Production Manager, Mr Jean-Louis Dubien shall not perform any act of disposal relating to the property or rights of the Company or sign any undertaking that goes beyond day-to-day management, without having first been authorised to do so by the President of the Company.
The assignments and attributions indicated above are however neither exhaustive nor definitive.
Thus, the assignments that are entrusted to Mr Jean-Louis Dubien may, if necessary, be modified either temporarily or definitively, to take into account the needs of the Company’s business, without it being possible for this to constitute a modification of an essential element of Mr Jean-Louis Dubien’s employment contract.
In general, Mr Jean-Louis Dubien shall take any measure necessary, within the framework of the strategic orientations and instructions defined by the Company and in particular its President, Mr Jean-Louis Dubien’s immediate superior, in order to successfully perform the assignment entrusted to him.
He shall report regularly on the progress of his assignments.

ARTICLE 3: WORKING HOURS
In view of the nature of the responsibilities entrusted to him, the importance of which imply independence in the organisation of his timetable, Mr Jean-Louis Dubien possesses the status of Autonomous Executive in the sense of the provisions of the new article L.212-15-3 III of the French Labour Code and benefits from rest days in the conditions provided for in the amendment to his employment contract dated 15 May 2001, relating to the reduction of working hours.
ARTICLE 4: REMUNERATION
As remuneration for his activity, Mr Jean-Louis Dubien receives a fixed inclusive gross monthly salary of 7,692.30 € x 13, i.e. a gross annual amount of 100,000 euros.
In view of the nature of Mr Jean-Louis Dubien’s duties, the remuneration fixed by this contract constitutes a fixed amount, independent of the working time actually devoted to the performance of his duties.
ARTICLE 5: PROFESSIONAL EXPENSES
Any expenses that Mr Jean-Louis Dubien incurs on business trips, in the performance of his duties on behalf of the Company, will be reimbursed in accordance with the internal procedure currently applicable.
The Company nevertheless reserves the right to review this procedure according to any changes in the tax and social measures in force or for any other reason specific to the Company.
ARTICLE 6: ABSENCES
Mr Jean-Louis Dubien is required to notify the Company of any absence due to illness or accident, whatever the reason, as soon as possible and no later than 72 hours after the occurrence of the event.
Any other absence that is not due to illness or to well-founded unavailability or a case of force majeure, must be formally authorised by the Company beforehand.

ARTICLE 7: PAID HOLIDAYS
Mr Jean-Louis Dubien will be entitled to paid holidays in accordance with the legal and regulatory provisions applicable, namely, at the date on which this contract is entered into, 2.08 working days per month of actual work or equivalent period, i.e. for a full period of reference 25 working days of paid holiday, plus any additional days for length of service provided for by the collective bargaining agreement.
Mr Jean-Louis Dubien will take his holidays in accordance with the rules in force within the Company taking into account the Company’s activity.
ARTICLE 8: PLACE OF WORK – ASSIGNMENTS AND TRAVEL
It is brought to the knowledge of Mr Jean-Louis Dubien, purely for information purposes, that his position is currently attached to the Company’s head-office in France, which is located in Bourgoin-Jallieu, 38300.
In addition, in view of the special nature of his duties, the employee expressly agrees to travel for professional purposes in France and in any other foreign country.
Lastly, in view of the nature and the importance of his duties as well as the evolution of the Company’s structures and activities in France, the employee may be temporarily or definitively transferred to any other department, establishment or company of the Photowatt Group located in the Rhône-Alpes or Ile de France regions.
ARTICLE 9: EXCLUSIVE RIGHTS CLAUSE
In view of Mr Jean-Louis Dubien’s duties which necessarily imply that he is in possession of confidential information on the Company’s projects and/or that he is in regular contact with the Company’s clientele, it is expressly agreed that Mr Jean-Louis Dubien shall devote all his time and his activity to the service of the Company and that throughout the entire duration of this contract he shall not carry on any other professional activity of any kind, whether remunerated or not, on his own behalf or on behalf of any third party, without the prior and express agreement of the Company.

Moreover, during the performance of this contract Mr Jean-Louis Dubien shall notably refrain from acquiring any direct or indirect interest, in whatever manner and in whatever capacity, in any business created, being created or to be created, that is liable to compete with the Company.
This loyalty and exclusivity obligation constitutes an essential element of the contractual relations between the parties.
ARTICLE 10: PROFESSIONAL SECRECY CLAUSE
Mr Jean-Louis Dubien shall be obliged, both within and outside the Company, to treat with absolute discretion and reserve anything concerning the Company’s activity.
In particular, Mr Jean-Louis Dubien shall not, during the performance of his duties or after his departure from the Company, have any competitor company benefit from any information specific to the Company that he may have gathered during the performance of his duties.
Any documents, correspondence, memoranda and instructions given to Mr Jean-Louis Dubien by the Company, during the performance of his duties, are confidential and remain the sole property of the Company, to which they must be returned when requested.
ARTICLE 11: RETURN AND USE OF EQUIPMENT AND DOCUMENTS BELONGING TO THE COMPANY
Mr Jean-Louis Dubien is reminded that the equipment given to him in connection with the performance of his duties remains the property of the Company for the entire duration of the contract. Consequently, he is forbidden from using it other than for professional purposes, without the Company’s prior express authorisation. In addition, this equipment must be returned to the Company upon the latter’s request.
Upon the termination of this contract, whatever the grounds, Mr Jean-Louis Dubien undertakes to return all the equipment that has been entrusted to him.
In general, upon the termination of his employment contract, Mr Jean-Louis Dubien undertakes to return to the Company any documents, works, material, recordings, correspondence, codes, computer software, papers and information (in whatever medium and wherever they are to be found) concerning the activity of the Company or of any other entity attached to it.

Mr Jean-Louis Dubien also undertakes to return any magnetic disks on which any data relating to this activity have been recorded and any keys, credit cards, and any other property of the Company or any other entity related to it that may be in his possession or keeping.
ARTICLE 12: INTELLECTUAL PROPERTY
In view of the strategic importance of certain secrets and processes of the Company and of its customers, Mr Jean-Louis Dubien undertakes, throughout the duration of the contract and after its termination: not to disclose or undermine the manufacturing secrets, patents, trademarks, domain names or any other intellectual property right belonging to the Company, to the companies in its Group and to its customers.
ARTICLE 13: NON-COMPETE OBLIGATION
In view of the importance of his duties and the strategic information to which he has access, Mr Jean-Louis Dubien undertakes, after the termination of his employment contract whether by resignation or dismissal or retirement, not to carry on, in any form whatever, an activity that competes with that of the Company.
This non-compete obligation is applicable for a period, renewable once, of one (1) year as from the last day of the employment contract, and is limited to the countries of Europe.
Throughout the duration of the ban, Mr Jean-Louis Dubien shall receive, each month, an amount equal to 50% of his average remuneration for the last 12 months of his presence within the Company, this compensation being increased to 60% in the case of dismissal on grounds other than serious professional misconduct (“faute grave”) and for as long as the employee has not found new employment.
The Company however reserves the possibility of releasing Mr Jean-Louis Dubien from the ban on competition, at any time and at the latest within 8 days of the notification of the termination of his employment contract. In this case, the Company undertakes to inform Mr Jean-Louis Dubien by recorded delivery letter.

ARTICLE 14: PENSION AND WELFARE PLANS
For the record, in his capacity as Senior Executive, Mr Jean-Louis Dubien will be subject to the plans in force within the Company, applicable to his status.
As a result of his membership, Mr Jean-Louis Dubien shall be unable to refuse to pay the share of the contributions payable by him or to refuse the benefits such as they are currently provided for or such as they are likely to become, following the modification of the plans and contribution rates currently in force that Mr Jean-Louis Dubien already undertakes to accept.
ARTICLE 15: LAW APPLICABLE TO THIS CONTRACT
This contract is subject to the laws of France.
Done in duplicate at                     , on

/s/ JEAN-LOUIS DUBIEN	/s/ SILVANO GHIRARDI
Mr Dubien
Signature preceded by the	Photowatt International SAS
handwritten statement “read and	Mr Ghirardi
approved, good for agreement”	President